Exhibit 5.1

HUNTON & WILLIAMS LLP RIVERFRONT PLAZA, EAST TOWER 951 EAST BYRD STREET RICHMOND, VIRGINIA 23219-4074 TEL 804 • 788 • 8200 FAX 804 • 788 • 8218

June 30, 2010

Board of Trustees
Hersha Hospitality Trust
44 Hersha Drive
Harrisburg, Pennsylvania 17102

Hersha Hospitality Trust
Registration Statement on Form S-3 Relating to 21,035,656 Common Shares

Gentlemen:

We are acting as counsel to Hersha Hospitality Trust, a Maryland real estate investment trust (the “Company”), in connection with the filing by the Company of a registration statement on Form S-3 (the “Registration Statement”) on the date hereof with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the Securities Act”).  The Registration Statement relates to the resale from time to time by the selling shareholders named in the Registration Statement (the “Selling Shareholders”) of up to 21,035,656 Priority Class A common shares, par value $0.01 per share, of the Company (the “Common Shares”), consisting of: (i) 5,700,000 Common Shares issued and sold by the Company pursuant to the Purchase Agreement (as defined below); (ii) a total of 8,815,750 Common Shares issued and sold by the Company pursuant to the January 2010 Underwriting Agreement (as defined below) and the March 2010 Underwriting Agreement (as defined below); (iii) 819,906 Common Shares acquired by certain Selling Shareholders through open market purchases; and (iv) up to 5,700,000 Common Shares issuable by the Company pursuant to the exercise of the option (the “Option”) granted by the Company pursuant to the Investor Rights and Option Agreement (as defined below).  We refer to the Common Shares in clauses (i) through (iii) of the immediately preceding sentence as the “Purchased Shares” and the Common Shares in clause (iv) of the immediately preceding sentence as the “Option Shares.”

In connection with the foregoing we have examined:

(i)	the Registration Statement and the related form of prospectus included therein in the form in which it was filed with the Commission under the Securities Act;

(ii)
an executed copy of the Purchase Agreement, dated August 4, 2009 (the “Purchase Agreement”), by and among the Company, Hersha Hospitality Limited Partnership (the “Operating Partnership”) and Real Estate Investment Group L.P.;

Board of Trustees
Hersha Hospitality Trust
June 30, 2010

(iii)	an executed copy of the Investor Rights and Option Agreement, dated August 4, 2009 (the “Investor Rights and Option Agreement”), by and among the Company, REIG and IRSA;

(iv)
an executed copy of the Underwriting Agreement, dated January 14, 2010, by and among the Company and the Operating Partnership on the one hand, and Merrill Lynch, Pierce, Fenner & Smith Incorporated, Raymond James & Associates, Inc. and UBS Securities LLC, as representatives of the underwriters named in the underwriting agreement, on the other hand (the “January 2010 Underwriting Agreement”);

(v)
an executed copy of the Underwriting Agreement, dated March 19, 2010, by and among the Company and the Operating Partnership on the one hand, and Merrill Lynch, Pierce, Fenner & Smith Incorporated, Raymond James & Associates, Inc. and UBS Securities LLC, as representatives of the underwriters named in the Underwriting Agreement, on the other hand (the “March 2010 Underwriting Agreement”);

(vi)
the Articles of Amendment and Restatement of the Company, as amended and supplemented (the “Charter”), as certified by the Maryland State Department of Assessments and Taxation (the “SDAT”) on June 23, 2010 and the Secretary of the Company on the date hereof;

(vii)	the Bylaws of the Company (the “Bylaws”), as certified by the Secretary of the Company on the date hereof;

(viii)	the resolutions adopted by the Board of Trustees of the Company (the “Board”) dated July 31, 2009, January 11, 2010, and March 17 2010, as certified by the Secretary of the Company on the date hereof;

(ix)	a certificate of the SDAT as to the good standing of the Company, dated as of June 22, 2010 (the “SDAT Certificate”); and

(x)	a certificate executed by the Secretary of the Company certifying as to certain factual matters as of the date hereof (the “Secretary’s Certificate”).

Board of Trustees
Hersha Hospitality Trust
June 30, 2010

For purposes of the opinions expressed below, we have assumed (i) the authenticity of all documents submitted to us as originals, (ii) the conformity to the originals of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such documents, (iii) the legal capacity of natural persons, (iv) the genuineness of all signatures and (v) the due authorization, execution and delivery of all documents by all parties and the validity, binding effect and enforceability thereof (other than the due authorization, execution and delivery of documents by the Company and the validity, binding effect and enforceability thereof upon the Company).  We have also assumed that, at the time of the initial issuance of the portion of the Purchased Shares acquired by the Selling Shareholders through open market purchases, such shares were issued and sold by the Company pursuant to an effective registration statement under the Securities Act.

As to factual matters, we have relied upon the Secretary’s Certificate and upon certificates of public officials.

Based upon the foregoing and such other information and documents as we have considered necessary for the purposes hereof, we are of the opinion that:

1.           The Company is a real estate investment trust, duly formed and existing under the laws of the State of Maryland and is in good standing with the SDAT.

2.           The Purchased Shares have been duly authorized and validly issued and are fully paid and non-assessable.

3.           The Option Shares have been duly authorized, and upon issuance pursuant to the exercise of the Option in accordance with the terms of the Investor Rights and Option Agreement, the Option Shares will be validly issued, fully paid and non-assessable.

In expressing the opinion above in paragraph 3, we have assumed that (i) the Option Shares will not be issued in violation of Article VII of the Charter, as amended or supplemented as of the date hereof, and (ii) upon issuance of the Option Shares, the total number of Common Shares issued and outstanding will not exceed the total number of Common Shares that the Company has authority to issue under the Charter.

Board of Trustees
Hersha Hospitality Trust
June 30, 2010

We do not purport to express an opinion on any laws other than the Maryland REIT Law.  Our opinion in paragraph 1 above is based solely on our review of the SDAT Certificate.  We express no opinion as to the applicability or effect of any state securities laws, including the securities laws of the State of Maryland, or as to federal or state laws regarding fraudulent transfers or fraudulent conveyances.

This opinion is being furnished to you for submission to the Commission as an exhibit to the Registration Statement in accordance with the requirements of Item 16 of Form S-3 and Item 601(b)(5)(i) of Regulation S-K promulgated under the Securities Act.  We consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the heading “Legal Matters” therein.  In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act or the rules and regulations promulgated thereunder by the Commission.

This opinion is limited to the matters stated in this letter, and no opinions may be implied or inferred beyond the matters expressly stated in this letter.  The opinions expressed in this letter speak only as of its date.  We do not undertake to advise you of any changes in the opinions expressed herein from matters that might hereafter arise or be brought to our attention.

Very truly yours,

/s/ Hunton & Williams LLP